Exhibit 99.1

BioSig Technologies Inc. Appoints Tony Zook to the Board of Directors

Former President and CEO of the North American division of AstraZeneca Plc to join as Independent Director

Westport, CT, July 01, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today appointed Mr. Anthony (‘Tony’) Zook to its Board of Directors.

Mr. Zook brings to the Company a wealth of commercialization experience in the life science industry gained primarily through his career at AstraZeneca Plc [LON:AZN]. Mr. Zook held several executive positions at AstraZeneca, including Executive Vice President of Global Commercial Operations from 2010 to 2013, President and Chief Executive Officer of the North American division from 2007 to 2010 and President of Medimmune, the wholly-owned biologics division of AstraZeneca, from 2008 to 2010. Under Mr. Zook’s leadership, AstraZeneca commercialized ten blockbuster brands, each over $1 billion in sales. Along with the CEO, CFO, and Head of R&D, Mr. Zook sat on the Portfolio Investment Board (PIB), which set and approved the overall strategy for Research and Development and allocated resources by therapeutic area.

Mr. Zook served or continues to serve on several boards, including the boards of AltheRx, Inhibikase, Rib-X Pharmaceuticals, the National Pharmaceutical Council, PhRMA, the Pennsylvania Division of the American Cancer Society and his alma mater, Frostburg State University. Mr. Zook earned a B.S. degree from Frostburg State University and an A.A. degree in chemical engineering from Pennsylvania State University.

“The rapid progress made by our subsidiary ViralClear Pharmaceuticals, Inc. would not have been possible without Tony’s expert guidance and leadership. We are delighted that Tony accepted the offer to join the Board of the parent company, a role that will allow him to assist us in the development of our pharmaceutical business,” stated Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

“The ongoing and briskly progressing Phase II clinical trial of ViralClear could be an important inflection point in the development of ViralClear. From working to execute the trial and collect patient data, to preparing for the next steps, we have an ambitious plan in front of us. I’m pleased to provide my executive and operating expertise to support the Company’s goals and objectives,” commented Mr. Zook.

ViralClear recently opened patient enrollment in six hospitals across the country, including three Mayo Clinic sites and St. David’s South Austin Medical Center in Austin, TX. The Company partnered with Catalent, the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, to work on the development of a potential treatment for adults with advanced Coronavirus Disease 2019 (COVID-19).

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System, is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Viral Clear Pharmaceuticals and Merimepodib (MMPD)

BioSig’s subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety, package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analog remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis , a board member of BioSig who is helping oversee ViralClear, as a corresponding author. This article highlights preclinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133